EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-2 of Callon Petroleum Company of our report dated October 29, 1997 relating to the statement of revenues and direct operating expenses of Chevron U.S.A. Inc.'s working interest in Mobile 864 Unit Outer Continental Shelf to be acquired by Callon Petroleum Operating Company, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/  PRICE WATERHOUSE LLP
San Francisco, California
November 3, 1997